Exhibit (a)(5)(C)

XPO-Con-way Merger Employee FAQs

updated 09/16/2015

Pay and Benefits

1.	What happens to our pay and benefits between now and the planned completion of the acquisition by XPO?

Until the merger is completed it remains business as usual. Con-way and XPO will remain independent companies, and we do not expect any changes to existing compensation and benefit plans.

2.	What happens to our pay and payroll schedule once the acquisition is completed?

XPO has committed to maintain base compensation for continuing employees at a level that is no less than currently offered to Con-way employees for one year following the closing of the merger. Step increases for hourly employees progressing through the step structures will continue. Similar to Con-way’s process, XPO will assess company and market data to determine next steps for market based pay adjustments and payroll schedule.

3.	Will our employee benefit plans, including medical, paid time off, and 401(k), change after the merger?

XPO has committed to maintain employee benefit plans for one year after the closing of the merger that are at least substantially similar to those provided to XPO employees. However, XPO has further advised us that Con-way’s employee benefit plans will generally be maintained for 2016.

4.	We will be starting open enrollment soon. Is this going to change?

Open enrollment will proceed as planned with current Con-way plans.

5.	What will happen to Con-way stock in my 401(k)?

All Con-way shareholders will have the right to tender their shares at a price of $47.60 per share of Con-way stock. Con-way stock held inside one of Con-way’s 401(k) plans will be treated the same as Con-way stock held outside of those plans. What this means is that you will have the right to tender the Con-way shares held inside your Con-way 401(k) plan account, to be redeemed for cash at $47.60 per share at the time of closing. Proceeds from the redemption will be kept in your Con-way 401(k) plan account and thereafter can be invested in any of the other funds made available for investment under your 401(k) plan.

6.	Will the Variable Pay Program (VPP) continue after the merger with XPO?

There are no plans to change the program – including the Success Sharing Plan (SSP) – for 2015.

7.	What happens to the pension plan and the Rule of 85?

For those employees eligible for the Con-way pension plan, we do not expect any changes to vested benefits. Future service with XPO for those eligible employees will be recognized as credit toward the rule of 85 under the Con-way pension plan.

8.	Will XPO maintain my length of service time that I have with Con-way?

Yes, XPO will generally recognize employee tenure with Con-way under XPO employee benefit plans for purposes of determining eligibility to participate, vesting, accruals and entitlement to benefits, where length of service is relevant.

Other

1.	Under what brand name will our businesses operate following the closing?

XPO Logistics is a worldwide brand with a growing recognition as a leader in transportation and logistics. Being one highly integrated global team means having one global brand – XPO Logistics – to ensure customers understand and appreciate the strength of the integrated capability available to them.

2.	How quickly will uniform name and equipment name changes take place as a result of the acquisition?

Changes will take place as soon as possible, although due to the size and scope of the Con-way organization, these adjustments will take some time.

Additional Information and Where to Find it

This communication is for informational purposes only and does not constitute an offer to buy or a solicitation of an offer to sell any securities of Con-way. The solicitation and offer to buy common stock of Con-way is only being made pursuant to the Offer to Purchase and related materials on Schedule TO, as filed by Canada Merger Corp. with the SEC. Con-way will file a Solicitation/Recommendation statement on Schedule 14D-9 with the SEC with respect to the tender offer. The tender offer materials (including an Offer to Purchase, a related Letter of Transmittal and certain other tender offer documents) contain, and the Solicitation/Recommendation Statement will contain, important information. Investors are urged to read these materials, as well as any other relevant documents filed with the SEC, carefully and in their entirety because they contain important information, including the terms and conditions of the offer. The Offer to Purchase and the related letter of Transmittal and certain other tender offer documents are available, and the Solicitation/Recommendation Statement will be made available, to all holders of shares of Con-way at no expense to them. The Offer to Purchase and the related letter of Transmittal and certain other tender offer documents are, and the Solicitation/Recommendation Statement will be made, available for free at the SEC’s website at www.sec.gov. Additional copies may be obtained, free of charge, through the investor relations page on XPO’s corporate website at www.xpocorporate.com or by contacting XPO Logistics, Inc. at Five Greenwich Office Park, Greenwich, CT 06831, Attention: Investor Relations.

In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, XPO and Con-way file annual, quarterly and special reports and other information with the SEC. You may read and copy any reports or other information filed by XPO or Con-way at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. XPO and Con-way’s filings with the SEC are also available at the SEC’s website www.sec.gov.

Forward Looking Statements

This document includes forward-looking statements. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. In some cases, forward-looking statements can be identified by the use of forward-looking terms such as “anticipate,” “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target” or the negative of these terms or other comparable terms. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances.

These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause or contribute to a material difference include those discussed in XPO’s and Con-way’s filings with the SEC and the following: economic conditions generally; competition; XPO’s ability to find suitable acquisition candidates and execute its acquisition strategy; the expected impact of the Con-way acquisition, including the expected impact on XPO’s results of operations; the ability to obtain the requisite regulatory approvals, the satisfaction of the conditions to the consummation of the Offer or the Merger; the ability to realize anticipated synergies and cost savings with respect to acquired companies, including Con-way; XPO’s ability to raise debt and equity capital; XPO’s ability to attract and retain key employees to execute its growth strategy, including retention of Con-way’s management team; litigation, including litigation related to alleged misclassification of independent contractors; the ability to develop and implement a suitable information technology system; the ability to maintain positive relationships with XPO’s and Con-way’s networks of third-party transportation providers; the ability to retain XPO’s, Con-way’s and other acquired companies’ largest customers; XPO’s ability to successfully integrate Con-way and other acquired businesses; rail and other network changes; weather and other service disruptions; and governmental regulation. All forward-looking statements set forth in this document are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, XPO, Con-way or their respective businesses or operations. Forward-looking statements set forth in this document speak only as of the date hereof, and neither XPO nor Con-way undertakes any obligation to update forward-looking statements to reflect subsequent events or circumstances, changes in expectations or the occurrence of unanticipated events except to the extent required by law.